CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2007, relating to the financial statements of Stonemor Partners L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 2005 financial statements), and our report dated March 16, 2007 on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K/A of Stonemor Partners L.P. for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

July 10, 2007